UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

SUMMIT HOTEL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	001-35074 (Commission File Number)	27-2962512 (I.R.S. Employer Identification No.)

12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 15, 2015, Summit Hotel OP, LP, the operating partnership of Summit Hotel Properties, Inc. and certain affiliated entities (collectively the “Company”), entered into an amendment to each (collectively, the “Amendments”) of two separate agreements (the “First Summit Agreement” and the “Second Summit Agreement” and collectively, the “Summit Agreements”) the Company entered into on June 2, 2015 to sell a portfolio of 26 hotels containing an aggregate of 2,793 guestrooms (the “Summit Portfolio”) to affiliates of American Realty Capital Hospitality Trust, Inc. (“ARCH”) for an aggregate cash purchase price of approximately $351.4 million, subject to closing pro rations and adjustments.

The Company does not have any material relationship with ARCH or its subsidiaries, other than through the Summit Agreements as amended by the Amendments and other related contracts to be entered into upon closing of the transactions described in the Summit Agreements.

Pursuant to each of the Summit Agreements, ARCH had the right, during a due diligence period that was scheduled to expire on July 15, 2015, to elect to terminate the applicable Summit Agreement and obtain a refund of the initial deposit, and ARCH was obligated to make additional earnest money deposits of approximately $25.2 million on the last day of the due diligence period unless it elected to terminate the applicable Summit Agreement during the due diligence period. Under the Agreements, the expiration of the due diligence period was extended to 5:00 p.m. eastern time, July 21, 2015, and the due dates of the additional earnest money deposits were revised as follows: $5.0 million due and payable on July 21, 2015 and the remaining approximately $20.2 million due and payable on July 28, 2015. Accordingly, on July 21, 2015, unless ARCH has elected to terminate the applicable Summit Agreement during the due diligence period, ARCH will become obligated to make the approximately $25.2 million of additional earnest money deposits on the dates described above, and ARCH will no longer have the right to terminate the Summit Agreements and obtain a refund of either the initial $10.0 million deposit or the additional $25.2 million of deposits referenced above, except in certain limited circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

	By:	/s/ Christopher R. Eng
Christopher R. Eng
Date: July 21, 2015	Senior Vice President, General Counsel, Chief Risk Officer and Secretary